Exhibit 99.1

B&G Foods Announces Reduction in Workforce

— Also Announces Management Changes —

PARSIPPANY, N.J., October 22, 2008 — B&G Foods, Inc. (NYSE: BGS, BGF), a manufacturer and distributor of high quality, shelf-stable foods, announced today that it has begun implementing a reduction in workforce that will reduce the Company’s workforce by approximately 7.5%.  On a pre-tax basis, B&G Foods expects that the reduction in workforce will save the Company an estimated $3.7 million on an annualized basis.  The Company expects to record severance and termination charges of approximately $0.8 million in the fourth quarter of 2008.  Substantially all of these charges will result in cash payments.  These payments will be made during the remainder of 2008 and in 2009.

David L. Wenner, President and Chief Executive Officer of B&G Foods stated, “We have been operating in one of the most challenging economic environments in the history of our Company.  Although this was a very difficult decision, it was necessary in order to maintain the stability of our operating results for the remainder of 2008 and 2009.  We have also been making every effort to raise prices and institute non-personnel related cost savings, but unfortunately the unprecedented cost increases we have experienced this year and expect to face next year required this action.”

B&G Foods also announced the resignation of Albert J. Soricelli, the Company’s Executive Vice President of Marketing and Strategic Planning.  Vanessa E. Maskal, currently the Company’s Executive Vice President of Sales, will assume Mr. Soricelli’s marketing responsibilities and her new title will be Executive Vice President of Sales and Marketing.

“Mr. Soricelli has been an important member of our management team for over eight years,” said Mr. Wenner.  “During that time, the Company made four acquisitions and signed an important licensing agreement with Emeril Lagasse.  Mr. Soricelli played a key role in each transaction and, as Executive Vice President of Marketing, was instrumental in our success at reviving the acquired brands.  Mr. Soricelli was also an important participant in the Company’s public offerings of EISs and separately held Class A Common Stock.  His contributions to the Company are greatly appreciated.”

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, Sa-són, Trappey’s, Underwood, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include without limitation statements related to the estimated annualized cost savings we expect as a result of the reduction in workforce and the estimated severance and termination charges we expect to incur in the fourth quarter.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for fiscal 2007 filed on March 6, 2008.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. John Flanagan 203-682-8222